Exhibit 4.1
AMENDMENT NO. 5 TO RIGHTS AGREEMENT
     This Amendment No. 5 to Rights Agreement, dated as of December 19, 2005 (this “Amendment”), is entered into by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are party to that certain Rights Agreement dated as of August 22, 1996, as amended as of November 8, 1999, August 13, 2004, September 8, 2004 and December 2, 2004 (as so amended, the “Rights Agreement”);
     WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment at a meeting of the directors duly called and held; and
     WHEREAS, pursuant to and in accordance with Section 27 thereof, the parties desire to further amend the Rights Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:
     1. The proviso in paragraph 1 of Amendment No. 4 to Rights Agreement, dated as of December 2, 2004, is hereby amended and restated in its entirety to read as follows:
“provided, however, that (x) at 12:01 a.m. (New York time) on January 1, 2006, each such reference to 10% shall automatically revert to 15% and (y) until such clearance expires, the foregoing subsection (x) shall not apply to any Person who has received, prior to the date of this Amendment, clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, to acquire a dollar value of Common Shares of the Company, which value of Common Shares otherwise would permit acquisition of 10% or more of the Common Shares outstanding at the time of such acquisition.”
     2. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
     3. (a) The parties acknowledge and agree that this Amendment is an integral part of the Rights Agreement. Notwithstanding any provision of the Rights Agreement to the contrary, in the event of any conflict between this Amendment and the Rights Agreement or any part of either of them, the terms of this Amendment shall control.
     (b) Except as expressly set forth herein, the terms and conditions of the Rights Agreement are and shall remain in full force and effect and shall be otherwise unaffected hereby.

     (c) The Rights Agreement, as amended by this Amendment, sets forth the entire understanding of the parties with respect to the subject matter thereof and hereof.
     (d) This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to laws that might otherwise govern under applicable conflicts of laws principles.
     (e) This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

MYLAN LABORATORIES INC.
By:	/s/ Edward J. Borkowski
Name:	Edward J. Borkowski
Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Vice President